Exhibit 10.3

CONSULTING AGREEMENT
This Consulting Agreement (this “Agreement”) is made by and between Thomas H. Pike (“Consultant”) and Fortrea Holdings Inc. (the “Company”) (each a “Party” and jointly referred to as the “Parties”):
WHEREAS, Laboratory Corporation of America Holdings and Consultant entered into an Executive Employment Agreement dated January 4, 2023 (the “Employment Agreement”) under which Consultant was employed to serve as the President and Chief Executive Officer of Laboratory Corporation of America Holdings’ Clinical Development Business Unit;
WHEREAS, the Company was spun off from Laboratory Corporation of America Holdings, and Consultant served as the President and Chief Executive Officer of the Company pursuant to the Employment Agreement;
WHEREAS, Consultant received a Sign-On Equity Grant on January 1, 2023, in conjunction with which the Company and Consultant entered into a Restricted Stock Unit Agreement, and an Initial Spinco Equity Grant on August 17, 2023 in conjunction with which the Company and Consultant entered into a Restricted Stock Unit Agreement and a Non-Qualified Option Agreement, all as provided under the Employment Agreement, and, further, the Consultant received a grant of restricted stock units on March 20, 2025 in conjunction with which the Company and Consultant entered into a Restricted Stock Unit Agreement (all such agreements, collectively, the “Stock Agreements”);
WHEREAS, Consultant will separate from the positions of President and Chief Executive Officer and from the Board of Directors, effective May 13, 2025 (the “Termination Date”) and Consultant and the Company are Parties to a General Release (the “General Release”) that Consultant will execute on or after the Termination Date;
NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:
1.Consulting Term and Nature of Services. Beginning immediately following the Termination Date, provided Consultant executes and does not revoke the General Release, and continuing until terminated under this Agreement (the “Consulting Term”), Consultant shall serve as a special consultant to the Company and will perform such reasonable duties mutually agreed to between Consultant and the Company’s Chairman of the Board of Directors or the then Chief Executive Officer or his or her designee (the “Consulting Arrangement”).
(a)Compensation for Consulting Services. For the Consulting Term, the benefits set forth in this Agreement shall be deemed full compensation for the delivery of services by Consultant, regardless of the number of hours spent by Consultant on such consulting services. Consultant shall not receive any cash compensation for the Consulting Arrangement.

(b)Independent Contractor Status. The Parties hereby acknowledge and agree that Consultant’s provision of services under the Consulting Arrangement shall be provided strictly as an independent contractor. Nothing in this Agreement shall be construed to render Consultant an employee, co-venturer, agent, or other representative of the Company during the Consulting Term. Consultant understands that he must comply with all tax laws applicable to a self-employed individual, including the filing of any necessary tax returns and the payment of all income and self-employment taxes. The Company shall not be responsible for, and shall not obtain, worker’s compensation, disability benefits insurance, or unemployment security insurance coverage for Consultant. Consultant is not eligible for, nor entitled to, and shall not participate in, any of the Company’s benefit plans. Consistent with Consultant’s duties and obligations under this Consulting Arrangement, Consultant shall, at all times, maintain sole and exclusive control over the manner and method by which Consultant performs services.
(c)Termination of Consulting Term. The Company may terminate the Consulting Term and this Agreement immediately with written notice to Consultant if Consultant has engaged in any of the following conduct: (i) Consultant’s breach of Consultant’s obligations under the General Release, any confidentiality, non-solicitation, non-compete agreement executed by Consultant, or the Stock Agreements; (ii) willful inattention to or misconduct in the performance of consulting services; or (iii) conviction of or entering of a guilty plea or plea of no contest with respect to a felony, a crime of moral turpitude or any other crime with respect to which imprisonment is a possible punishment. Beginning September 30, 2025, the Company may terminate the Consulting Term and this Agreement immediately with written notice to Consultant for any reason or no reason. Consultant may terminate the Consulting Term and this Agreement at any time with written notice to the Company.
2.Consideration. Conditioned upon Consultant’s fulfillment of Consultant’s obligations under the Consulting Arrangement and continued compliance with all other terms of this Agreement, the Consultant shall qualify as a “Service Provider” as that term is defined in the Fortrea Holdings Inc. 2023 Omnibus Incentive Plan.
3.Notices. Any other notices required under this Agreement shall be served by certified mail, return receipt requested, or by expressed delivery by a nationally recognized delivery service company such as Federal Express as follows:
If to the Company:
Fortrea Holdings, Inc.
8 Moore Drive
Durham, NC 27709
Attention: Peter M. Neupert
With a copy to:
Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
150 Fayetteville Street, Suite 2300
Raleigh, North Carolina 27601
Attention: Gerald F. Roach

If to Consultant:
Tom Pike

4.Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the state of North Carolina.
5.Amendment. This Agreement may not be modified, altered, or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.
6.Entire Agreement. This Agreement, and any Stock Agreements entered into by Consultant and the Company represent the entire agreement and understanding between the Company and Consultant concerning the subject matter of this Agreement and Consultant’s relationship with the Company and supersede and replace all prior agreements and understandings between the Parties concerning the subject matter of this Agreement and Consultant’s relationship with the Company. For the avoidance of doubt, the Parties expressly agree that the General Release and any confidentiality, non-solicitation, non-compete agreements executed by Consultant remain in full force and effect and are not modified in any way by this Agreement.
7.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Any Party may execute this Agreement by signing any such counterpart.
8.Waiver of Breach. A waiver of any breach of this Agreement shall not constitute a waiver of any other provision of this Agreement or any subsequent breach of this Agreement.
[Signatures on the following page]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the date written below each Party’s signature.
COMPANY:
FORTREA HOLDINGS, INC.
By:    /s/ David Cooper
David Cooper
Chief Administrative Officer

Date: May 9, 2025

THOMAS H. PIKE
By:    /s/ Thomas Pike

Date: May 9, 2025

4